Exhibit 99.1

ASV Holdings, Inc. Signs Definitive Merger Agreement With Yanmar Holdings

Grand Rapids, MN., June 27, 2019 — ASV Holdings, Inc. (NASDAQ: ASV), a leading provider of rubber-tracked compact track loaders (CTLs) and wheeled skid steer loaders (SSLs) in the compact construction equipment market, today announced that it has entered into a definitive merger agreement with an affiliate of Yanmar Holdings (Yanmar). Under the terms of the agreement, which been approved by both the ASV and Yanmar Boards of Directors, ASV stockholders will receive $7.05 in cash for each outstanding share of ASV common stock, for a total value of $70.7 million. The ASV Board of Directors unanimously approved the agreement with Yanmar and recommends that ASV stockholders vote in favor of the transaction.

The combination of ASV’s compact track loaders and skid steer loaders with the compact equipment portfolio of Osaka, Japan-based Yanmar, creates a comprehensive and global provider of compact equipment with virtually no overlap in distribution networks. The ASV employee base, its manufacturing and distribution facility, international distribution network and supply chain creates a strong platform for North American expansion and will be a key part of Yanmar’s long-term international growth plans.

The transaction is subject to approval by ASV stockholders and other customary closing conditions and is expected to close in the third quarter of 2019. In conjunction with the Merger Agreement, a subsidiary of Terex Corporation (NYSE: TEX), which owns 34% of the outstanding shares of ASV, has entered into a stockholder voting agreement in support of the Merger.

Andrew Rooke, Chairman and C.E.O. of ASV commented, “We are excited to announce this value-maximizing transaction with Yanmar. Yanmar is a strong strategic buyer for ASV. Yanmar shares our vision to provide the highest-quality products, values the long legacy of ASV and is committed to supporting its employees and distribution partners. In addition to maximizing value for ASV stockholders, the merger will create a strong platform for growth and expansion, bringing together two leading brands with similar cultures and creating value. The ASV product is complimentary to the Yanmar portfolio of compact equipment creating a comprehensive equipment solution for current and future customers. Yanmar Compact Equipment will gain its only manufacturing facility in North America, here in Grand Rapids, Minnesota, and will contribute its considerable global presence and financial strength, making way for continued product development and innovation within the track loader and compact construction equipment category for years to come.”

Mr. Giuliano Parodi, Executive Officer of Yanmar Holdings, stated: “We believe that the ASV acquisition will significantly bolster Yanmar’s Compact Equipment offerings in the loader segment, a product range vital for success in the all-important North American market.” Mr. Parodi added, “With its highly-skilled workforce and quality CTL/SSL lineup, ASV is a great fit for both Yanmar’s focus on quality, and our growth and expansion plans in the North American and global markets as it will create a comprehensive and global provider of Compact Equipment with virtually no overlap in distribution networks.”

Additional Information and Where to Find It

In connection with the proposed merger, ASV plans to file with the Securities and Exchange Commission (“SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, ASV’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that ASV files with the SEC (when available) from the SEC’s website at www.sec.gov and the “Investor Relations” section of ASV’s website at www.asvi.com. In addition, the proxy statement and other documents filed by ASV with the SEC (when available) may be obtained from ASV free of charge by directing a request to Investor Relations, ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, MN 55744.

Participants in the Solicitation

This press release does not constitute a solicitation of proxy or an offer to purchase or a solicitation of an offer to sell any securities. ASV and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from ASV’s stockholders in connection with the proposed merger. Information about ASV’s directors and executive officers and their interests in the proposed merger is set forth in ASV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Additional information regarding the interests of such individuals in the proposed merger will be included in the proxy statement relating to the proposed merger when it is filed with the SEC.

About ASV Holdings, Inc.

ASV Holdings, Inc. is a designer and manufacturer of compact construction equipment. Its patented Posi-Track rubber tracked, multi-level suspension undercarriage system provides a competitive market differentiator for its Compact Track Loader (CTL) product line with brand attributes of power, performance and serviceability. Its wheeled Skid Steer Loaders (SSLs) also share the common brand attributes. Equipment is sold through an independent dealer network throughout North America, Australia, and New Zealand. The company also sells OEM equipment and aftermarket parts. ASV owns and operates a 238,000 square-foot production facility in Grand Rapids, MN.

About Yanmar

With beginnings in Osaka, Japan, in 1912, Yanmar was the first to succeed in making a compact diesel engine of a practical size in 1933. Then, with industrial diesel engines as the cornerstone of its enterprise, Yanmar has continued to expand its product range, services, and expertise to deliver total solutions as an industrial equipment manufacturer. As a provider of small and large engines, agricultural machinery and facilities, construction equipment, energy systems, marine equipment, machine tools, and components, Yanmar’s global business operations span seven domains.

On land, at sea, and in the city, Yanmar’s mission of “providing sustainable solutions focused on the challenges customers face, in food production and harnessing power, thereby enriching people’s lives for all our tomorrows” is a testament to Yanmar’s determination to provide us with “A Sustainable Future.”

For more details, please visit the official website of Yanmar Co., Ltd.: https://www.yanmar.com/global/about/

Forward-Looking Statements

This release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements in this release include, without limitation: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect ASV’s business and the price of the common stock of ASV, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of ASV and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on ASV’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of ASV and potential difficulties in ASV employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from ASV’s ongoing business operations, and (vii) the outcome of any legal proceedings that may be instituted against ASV or Yanmar related to the merger agreement or the transaction. Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors” in our Form 10K for the year ended December 31, 2018, which is available on our EDGAR page at www.sec.gov. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” and elsewhere in the Form 10K. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this release, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

At Darrow Associates, Inc.

Peter Seltzberg, Managing Director, Investor Relations

(516) 419-9915

pseltzberg@darrowir.com

At ASV Holdings, Inc.

Andrew Rooke, Chief Executive Officer

(218) 327-5389

Andrew.rooke@asvi.com